As Filed with the Securities and Exchange Commission on October 27, 2004


                          Registration No.: 333-117495

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                     Form SB-2/Pre-EffectiveAmendment No. 3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        CREATIVE SOLUTIONS WITH ART, INC.
                             32C Hadley Village Road
                             South Hadley, MA 01075
                                  413-532-4838
          (Address and telephone number of principal executive offices)

                                  Carla Santia
                        Creative Solutions With Art, Inc.
                             32C Hadley Village Road
                             South Hadley, MA 01075
                                  413-532-4838

            (Name, address and telephone number of agent for service)

          Nevada                        999999                73-1703260
-------------------------------    ------------------      --------------------
(State or other jurisdiction of    Primary Industrial       (I.R.S. Employer
 incorporation or organization)      Class Code No.         Identification No.)

                                 WITH A COPY TO

                               Gary B. Wolff, P.C.
                                805 Third Avenue
                            New York, New York 10022
                                  212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE


Title of Each Class Of                    Proposed Maximum      Proposed Maximum       Amount of
  Securities To Be        Amount To Be     Offering Price      Aggregate Offering     Registration
    Registered             Registered        Per Unit 1            Price 1               Fee
----------------------   --------------    ----------------    ------------------    --------------
Common stock, $ .001     900,300 shares        $.01                 $9,003              $1.14
Par value per share



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.


Subject to completion October , 2004


The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

---------------------------------
1   Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of '33, as amended and based upon the amount of consideration received by Creative Solutions With Art, Inc. the issuer. As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements certain factor(s) must be considered and utilized in determining the offering price. The factor considered and utilized herein consisted of and is based upon the issuance price of those securities issued (in April 2004) which shares of common stock were all issued at $.001 per share and with the Company selecting $.01 per share as being the nearest full cent higher than the $.001 price indicated.

                                 900,300 SHARES

                        CREATIVE SOLUTIONS WITH ART, INC.

                                  COMMON STOCK



         As of October 20, 2004 we had 6,000,000 shares of our common shares outstanding.



         This is a resale prospectus for the resale of up to 900,300 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

         Our common stock is not traded on any market.

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.


         INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "HIGH RISK FACTORS" BEGINNING ON PAGE 3.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


         The date of this prospectus is October , 2004.

                               PROSPECTUS SUMMARY

About Creative Solutions With Art, Inc.

         Creative Solutions With Art, Inc. was incorporated under the laws of the State of Nevada on April 20, 2004 to be a consulting firm succeeding the business of Carla Santia & Associates, an unincorporated business conducted by our founder since 1998. Our mission is to assist corporate purchasers of art work in identifying, selecting, acquiring and placing fine art in their facilities. We may refer to ourselves in this document as "CSA", "we," or "us." All references to our operations include Carla Santia & Associates' operations. Our principal executive offices are located at 32C Hadley Village Road, South Hadley, MA 01075, and our telephone number at that address is 413-532-4838.

The Offering

         The shares being offered for resale under this prospectus consist of approximately 15% of the outstanding shares of our common stock held by the selling stockholders identified herein.

Shares of common stock offered by us                None

Shares of common stock which may be sold by
 the selling stockholders                           900,300

Use of proceeds                                     We will not receive any
                                                    proceeds from the resale of
                                                    shares offered by the
                                                    selling stockholders hereby,
                                                    all of which proceeds will
                                                    be paid to the selling
                                                    stockholders.

Risk factors                                        The purchase of our common
                                                    stock involves a high degree
                                                    of risk.

Trading Market                                      None

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.


                                HIGH RISK FACTORS

         You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

         If any of the following risks develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

1. CSA HAS TOO LIMITED OF AN OPERATING HISTORY TO PERMIT INVESTORS TO MAKE REASONABLE EVALUATIONS BASED ON PAST HISTORY AND PERFORMANCE.

         CSA was incorporated in the state of Nevada on April 20, 2004 to succeed a business conducted by our founder since 1998. We have insufficient operating history upon which an evaluation of our future performance and prospects can be made.

         CSA cannot be certain that our business strategy will be successful or that we will ever be able to significantly increase revenue generating activities. Furthermore, CSA believes that it is probable that we will incur operating losses and negative cash flow for the foreseeable future.

2. CSA HAS NO FINANCIAL RESOURCES. ABSENT FINANCIAL RESOURCES WE WILL BE UNABLE TO UNDERTAKE PROGRAMS DESIGNED TO EXPAND OUR BUSINESS.


         CSA has virtually no financial resources and a minimal cash balance of $1,513 as of June 30, 2004 and has not established a source of equity or debt financing. CSA will require some financing to expand our business and implement our strategic plan. We do not currently have resources to pay the direct costs of this offering. The understanding that our president will loan the money to do so, if necessary, and our counsel will defer his fees are binding, as indicated below. There can be no assurance that outside financing will be available or found. If CSA is unable to obtain financing, it may not be able to maintain or expand revenue producing activities.


         If we are unable to obtain financing or if the financing we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. To date, no CSA officer, director, affiliate or associate has had any preliminary contact or discussions with, nor are there any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger transaction referred to herein or otherwise.


        CSA will pay all costs relating to this offering estimated at $56,108. This amount will be paid as and when necessary and required or otherwise accrued on the books and records of CSA until we are able to pay the full amount due either from revenues or loans from our president. Absent sufficient revenues to pay these amounts within three (3) months of the date of this prospectus, our president has agreed to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus. If and when loaned, the loan will be evidenced by a non-interest bearing unsecured corporate note to be treated as a loan until repaid, if and when CSA has the financial resources to do so. A formal written arrangement exists with respect to our president's commitment to loan funds as indicated herein, and accordingly, the agreement between CSA, its President and its counsel (filed as Exhibit 10.2) is binding upon all parties.


3. SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING AND SATISFY OBLIGATIONS THROUGH ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

         We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (24,000,000) but un-issued (18,000,000) shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management's ability to maintain control of CSA.

4. WE DEPEND COMPLETELY UPON OUR PRESIDENT, THE LOSS OF WHOSE SERVICES MAY CAUSE OUR BUSINESS OPERATIONS TO CEASE AND NEED FOR ADDITIONAL PERSONNEL.

         Our chief executive officer, Carla L. Santia, is entirely responsible for the development and execution of our business and currently devotes 100% of her time to our day-to-day operations. She is under no contractual obligation to remain employed by us, although she has no intent to leave. If she should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein. We will fail without Ms. Santia or an appropriate replacement(s). We intend to acquire "key-man" life insurance on the life of Ms. Santia naming us as the beneficiary when and if we obtain the resources to do so. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

         Ms. Santia's current intentions are to remain with us regardless of whether she sells all or a substantial portion of her stock holdings in us. She nevertheless is offering approximately 9.5% of her shareholder interest, (533,300 shares) in this offering (approximately 8.9% of all outstanding common shares) since otherwise sales by her would be restricted to 1% (or 60,000 shares) of all outstanding CSA shares every three months in accordance with Rule
144. As an officer/control person of CSA, Ms. Santia may not avail herself of the provisions of Rule 144(k) which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the two-year holding period requirement is met.

5. OUR FUTURE ENGAGEMENTS WITH CLIENTS MAY NOT BE PROFITABLE BECAUSE WE MAY UNDERESTIMATE THE COSTS AND EXPENSES ASSOCIATED WITH THE ENGAGEMENTS WHEN PREPARING OUR PROPOSAL, THEREBY "UNDER BIDDING" JOBS AND CREATING LOSSES FOR US. IF LOSSES ARE MATERIAL ON AN ENGAGEMENT, WE MAY BE UNABLE TO CONTINUE OPERATIONS.

         When making proposals for engagements, we estimate the costs and timing for completing the engagements and use those estimates to negotiate a price for the engagement with a client. These estimates will reflect our best judgment regarding the expenses that we will incur to perform and complete the engagements. These costs include the time of the person performing the work as well as the cost to purchase and frame the artwork. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could make these engagements less profitable or unprofitable, which would have an adverse effect on our profit margin.

         In addition, as consultants, a client will typically retain us on an engagement-by-engagement basis, rather than under long-term contracts, and a substantial majority of our contracts and engagements may be terminated by the client with short notice and generally without significant penalty. Furthermore, because large client engagements may involve multiple engagements or stages, there is a risk that a client may choose not to retain us for additional stages of an engagement or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner.

6. WE PROVIDE A SERVICE THAT IS CONSIDERED TO BE A DISCRETIONARY PURCHASE AND, THEREFORE, MAY BE ADVERSELY AFFECTED BY A WEAK ECONOMY.

         The purchase of artwork is highly discretionary. If the economy is weak, consumers may be unwilling or unable to purchase significant amounts of artwork. If the corporate demand for art is weak, we may be unable to obtain profitable engagements.

7. OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS.

         Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of CSA. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

         We have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8. CURRENTLY THERE IS NO MARKET FOR OUR SECURITIES, AND THERE CAN BE NO ASSURANCES THAT ANY MARKET WILL EVER DEVELOP OR THAT OUR COMMON STOCK WILL BE QUOTED FOR TRADING AND IF QUOTED, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

         Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no market whatsoever for our securities. We will seek to have a market maker file an application with the NASD on our behalf to quote the shares of our common stock on the NASD OTC Bulletin Board ("OTCBB") or similar quotation service when we have a sufficient number of shareholders, if ever. There can be no assurance as to whether such market maker's application will be accepted or, if accepted, the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. We are not permitted to file such application on our own behalf. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

         In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of CSA and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

         Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities.

9. IF A MARKET DEVELOPS FOR OUR SHARES, RULE 144 SALES MAY DEPRESS PRICES IN THAT MARKET AND OTHER SHAREHOLDERS MAY REALIZE LITTLE OR NOTHING FROM THE SALE OF THEIR SHARES.

         All of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

         As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

10. ALL 900,300 SHARES OF OUR COMMON STOCK BEING REGISTERED IN THIS OFFERING MAY BE SOLD BY SELLING STOCKHOLDERS SUBSEQUENT TO THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

         All 900,300 shares of our common stock held by 38 shareholders that are being registered in this offering may be sold subsequent to effectiveness of this Registration Statement either at once and/or over a period of time. These sales may take place because all of these shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also "Selling Stockholders" and "Plan of Distribution" elsewhere in this Registration Statement. The ability to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future.

11. THERE ARE POTENTIAL CONFLICTS OF INTEREST WHICH MAY RESULT IN US NOT RECEIVING THE FULL BENEFITS OF OUR ASSOCIATION WITH OFFICERS AND DIRECTORS.

         None of our key personnel (currently limited to our President) is required to commit full time to our affairs and, accordingly, these individual(s) may have conflicts of interest in allocating management time among their various business activities. In the course of their other business activities, certain key personnel may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

         Each officer and director is, so long as he or she is officer or director subject to the restriction that all opportunities contemplated by our plan of operation that come to her attention, either in the performance of her duties or in any other manner, will be considered opportunities of, and be made available to us and any other companies that she is affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies to which the officer or director is affiliated each desire to take advantage of an opportunity, then the applicable officer or director would abstain from negotiating and voting upon the opportunity. However, the officer or director may still take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy in connection with these types of transactions.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH HEREIN, AN INVESTMENT IN OUR SECURITIES IN ANY MARKET WHICH MAY DEVELOP IN THE FUTURE INVOLVES A HIGH DEGREE OF RISK.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders. We are registering 900,300 of our 6,000,000 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING STOCKHOLDERS


         All shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of October 20, 2004, and as adjusted to give effect to the sale of the shares offered hereunder.


                                                         CSA Shares and
                           CSA Shares                    Percentage To Be
                           Owned Before   Shares Being   Owned After         Relationship To CSA
Selling Security Holder    Offering       Offered        Offering            or Affiliates
-----------------------    ------------   ------------   -----------------   --------------------
Carla Santia                5,633,000       533,300         5,099,700        Chairman, President and
                                                              100%           Secretary
Mary E. Lawler                 60,000        60,000           -0-            Director and Treasurer
Anthony C. Santia               5,000         5,000           -0-            Brother of Carla Santia
Kimberly A. Dunn                2,500         2,500           -0-            Niece of Carla Santia
Connie Dunn                     2,000         2,000           -0-            Husband of Kimberly A. Dunn
Kevin J. Santia                 2,500         2,500           -0-            Nephew of Carla Santia
Kerry Santia                    2,000         2,000           -0-            Wife of Kevin J. Santia
Isabella R. Santia              2,000         2,000           -0-            Daughter of Kevin J. Santia
Jordan D. Santia                2,000         2,000           -0-            Son of Kevin J. Santia
Chester J. Santia               5,000         5,000           -0-            Brother of Carla Santia
Chester J. Santia III           2,500         2,500           -0-            Nephew of Carla Santia
Wendy A. Huber                  2,500         2,500           -0-            Niece of Carla Santia
Ronald Huber                    2,000         2,000           -0-            Husband of Wendy A. Huber
James F. Huber                  2,000         2,000           -0-            Son of Wendy A. Huber
Mitchell Huber                  2,000         2,000           -0-            Son of Wendy A. Huber
Emil G. Santia                  5,000         5,000           -0-            Brother of Carla Santia
Tammy Santia                    2,000         2,000           -0-            Wife of Emil G. Santia
Joshua S. Santia                2,500         2,500           -0-            Son of Emil G. Santia
Sofia R. Santia                 2,500         2,500           -0-            Daughter of Emil G. Santia
Diane Nisbet                    2,000         2,000           -0-            Stockholder only
Mark Nisbet                     2,000         2,000           -0-            Stockholder only
Brianna D. Nisbet               2,000         2,000           -0-            Stockholder only
Samantha Nisbet                 2,000         2,000           -0-            Stockholder only
Donna D. Dusty                  2,000         2,000           -0-            Stockholder only
Joni Pentifallo                 2,000         2,000           -0-            Stockholder only
Ellyn Moriarty                  2,000         2,000           -0-            Stockholder only
James J. McTernan               2,000         2,000           -0-            Stockholder only
Sean McTernan                   2,000         2,000           -0-            Stockholder only
Elizabeth Davison               5,000         5,000           -0-            Stockholder only
Sarah Goolishian                2,000         2,000           -0-            Stockholder only
Andrew Goolishian               2,000         2,000           -0-            Stockholder only
Carolyn Wieser                  2,000         2,000           -0-            Stockholder only
Carol Borkiewicz                2,000         2,000           -0-            Stockholder only
K. Ivan F. Gothner             60,000        60,000           -0-            Stockholder only
Edward A. Heil                 60,000        60,000           -0-            Stockholder only
Gary B. Wolff                  60,000        60,000           -0-            Counsel
Holly Bottega                  25,000        25,000           -0-            Assistant to Gary B. Wolff
R. Bret Jenkins                25,000        25,000           -0-            Stockholder only

Total                       6,000,000       900,300        5,099,700


         None of the Selling Security Holders are broker/dealers or affiliates of broker/dealers.

         Carla L. Santia, our President and Mary E. Lawler, our Treasurer and a Director are both Selling Security Holders and will be considered to be underwriters for purposes of this offering.

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.

                         DETERMINATION OF OFFERING PRICE

         There is no established public market for the common equity being registered. All of our outstanding shares were issued at $.001 per share on April 20, 2004. Accordingly, in determining the offering price, we selected $.01 per share which was the nearest full cent higher than the price per share paid by stockholders in April 2004.

                                 DIVIDEND POLICY

         We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.


                              MARKET FOR SECURITIES

         There is no public market for our common stock, and a public market may never develop. While we will seek to obtain a market maker after the effective date of this prospectus to apply for the inclusion of our common stock in the Over the Counter Bulletin Board ("OTCBB") we may not be successful in our efforts, and owners of our common stock may not have a market in which to sell the shares. Even if the common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

         There is no CSA common equity subject to outstanding options or warrants to purchase or securities convertible into common equity of CSA.

         The number of shares of Company common stock that could be sold pursuant to Rule 144 (once the Company is eligible therefore) is up to 1% of 6,000,000 (i.e., 60,000 shares) each three (3) months by each Company shareholder.

         CSA has agreed to register 900,300 shares of the 6,000,000 shares currently outstanding for sale by security holders.

                             SUMMARY FINANCIAL DATA

         The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. All of the financial activity below was generated by our predecessor, Carla Santia & Associates.


Balance Sheet Data:
                                     December 31, 2003           June 30, 2004
                                     -----------------           --------------

Current Assets                           $ 21,230                 $ 27,403
Current liabilities                          -                    $ 15,076
Stockholders' equity                     $ 21,230                 $ 12,327

Income Statement Data:                      Year Ended                  Six Months Ended
                                           December 31,                      June 30,
                                       -------------------         -----------------------------
                                       2003           2002              2004              2003
                                       ----           ----              ----              ----
Revenue                              $ 448,785      $ 277,086         $ 160,348          $ 71,212
Cost of revenue                      $ 288,048      $ 157,231         $  98,843          $ 46,514
Selling and administrative           $  42,510      $  22,613         $  40,004          $ 12,063
2Compensation                        $  96,997      $  97,242         $  30,711          $  9,880
Net income (loss)                    $  21,230      $    -            $  (9,210)         $  2,755
3Pro forma net income                $  13,163      $    -            $  (9,210)         $  1,708
Weighted average number of shares
    outstanding                      6,000,000      6,000,000         6,000,000         6,000,000
4Income (loss) per share                 $ .00          $ .00             $(.00)           $ (.00)

-------------
2        All compensation was paid to our founder.
3        The pro forma amounts reflect the provision for income tax which would have been recorded if we had been incorporated as of the beginning of the first date presented.
4        Basic income (loss) per common share has been calculated based on the weighted average number of shares outstanding assuming that CSA had incorporated as of the beginning of the first period presented.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain matters discussed in this registration statement on Form SB-2 are forward-looking statements. Such forward-looking statements contained in this registration statement involve risks and uncertainties, including statements as to:

        o        our future operating results;

        o        our business prospects;

        o our contractual arrangements and relationships with third parties;

        o        the dependence of our future success on the general economy;

        o        our possible financings; and

        o        the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," "estimate" or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

         The extent of operations over the next 12 months will be determined by:

        o The number of engagements that we obtain, if any, and

        o Our ability to negotiate non-cash compensation to satisfy commitments.

         Most of our engagements have been short-term in nature, although some have lasted as long as a year. We generally have little or no backlog of engagements that have not been started. In almost all cases we have not sought new or add-on engagements until the current engagements were complete or substantially completed. We did not have any engagements in process that will billed subsequent to June 30, 2004.

         Most of our engagements have come as a result of referrals from prior clients. We cannot predict what our level of activity will be over the next 12 months because we do not know how many client engagements that we will obtain. In addition, the demand for fine art appears to be heavily dependent on the economy. Therefore, a downturn in the economy affects the demand for fine art quickly.

         As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except as described in "Liquidity" below. We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once we become a public entity, subject to the reporting requirements of the Exchange

Act of '34, we will incur ongoing expenses associated with the professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases. These obligations will reduce our ability and resources to fund other aspects of our business. We hope to be able to use our status as a public company to increase our ability to use noncash means of settling obligations and compensate independent contractors by issuing stock options and/or shares of our stock instead of cash to settle obligations, although there can be no assurances that we will be successful in any of those efforts.

         If we are unable to obtain financing, we shall seek engagements through approaching the business contacts of our founder directly rather than through other marketing strategies. By doing so, we will not incur significant cash requirements.

Operating Results

Six Months Ended June 30, 2004 Compared to June 30, 2003:


                                       2004                   2003
                                       ----                   ----
                                          Percent of               Percent of
                                 Amount    Revenue       Amount    Revenue

Revenue                          $160,348               $ 71,212
Cost of revenue                    98,843   61.6          46,514     65.3
Selling and administrative         40,004   25.0          12,063     16.9
Compensation                       30,711   19.2           9,880     13.9

                  A substantial portion of our revenue in 2004 was earned in the first quarter. At June 30, 2004, we were working on relatively small engagements. We do not have any way of predicting when we will obtain a more material engagement. In addition, a substantial portion of our revenue is realized from a small number of clients. For the six months ended June 30, 2004, three clients comprised 88.4% of our revenue, with each major client comprising 51.1%, 27.7% and 9.6%, respectively. For the six months ended June 30, 2003, two clients comprised 88.5% of our revenues, with each major client comprising 78.8% and 9.7%, respectively. These latter two clients were the same clients who comprised 51.1% and 27.7% of our revenues for the six months ended June 30, 2004.

         CSA seeks out and bids on engagements. Our business is not cyclical, but there are times when we have no new engagements to follow completed engagements. We are unable to predict our ability to identify and obtain engagements or the timing of engagements. We also perform a limited number of engagements at any point in time. Therefore, the profitability of one or a small number of engagements distorts the results of an individual quarter but is not necessarily indicative of the profitability that may be realized on future engagements. During the first quarter of 2004, we had substantially no "down time" while in the second quarter and during the corresponding period in 2003 we did not have sufficient engagements to generate profitable operations. Several customers, hospitals and insurance companies, make up a majority of our revenues. We do not vary our methodology of seeking engagements which consists of attending tradeshows and conferences, reaching out to contacts and referrals from prior engagements. However, these efforts and services sought by our principal clients do not result in obtaining a consistent volume of revenues on a predictable basis.

         Cost of revenue as a percentage of revenue is affected by the nature of each engagement. Engagements that require significant costs in framing and installation will have a higher percentage of costs than do engagements that do not require these costs. The administrative expenses in 2004 included approximately $10,000 relating to professional fees for which no corresponding amount existed in 2003. Substantially all other expenses related to telephone, travel and supplies.

         All compensation was paid to our founder. Amounts of compensation paid have been based on the availability of funds.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

         A summary of our activity for 2003 and 2002 follows:

                                       2003                   2002
                                       ----                   ----
                                          Percent of               Percent of
                                 Amount    Revenue       Amount    Revenue

Revenue                          $448,785                $277,086

Cost of revenue                   288,048   64.2          157,231      56.7

Selling and administrative         42,510    9.4           22,613      8.2

Compensation                       96,997   21.6           97,242      35.1


         In 2003, we received more purchase orders from our major customers than in 2002. We have two major customers who accounted for approximately 94% of our sales for the year ended December 31, 2003 (Customer A - 77%; Customer B - 17%) and these same two customers accounted for 86% of our sales for the year ended December 31, 2002 (Customer A - 59%; Customer B - 27%).

         We submit proposals designed to provide us with profit margins of approximately 40%, although actual profit percentages vary. Substantially all of our cost of sales consists of payments to artists and framing costs. We purchase art that is available in artists' inventories or arrange to have paintings done depending on client budgets and preferences. We generally do not pay artists until we have been paid by our client. However, we did prepay $21,230 at December 31, 2003 relating to projects that will be completed in 2004. We do not have any formal contracts or arrangements with artists. We negotiate purchase terms with them on a case-by-case basis. We frequently have discretion with respect to the artwork that is provided to a client. That discretion generally permits us to use artists who agree to our proposed purchase terms and bypass those artists who do not agree to our proposed terms.

         Actual selling and administrative costs increased in 2003 over 2002 because the additional engagement costs required more travel and planning.

         All compensation was paid to our president. The timing of payments for compensation have been based on the availability of funds To date, the amounts of compensation have approximated the fair value of our president's efforts.

Liquidity


As of June 30, 2004 current assets amounted to $27,096, consisting of accounts receivable of $25,583, with the balance of $1,513 being cash. At September 30, 2004 our cash balance was $1,569.

         CSA has a low level of fixed costs. Almost all costs associated with performing and completing engagements are variable in nature. The only fixed costs are our president's compensation, costs associated with being a public entity and certain general and administrative costs. If necessary, and as indicated below, our president has agreed in writing to defer compensation otherwise payable to her to permit us to remain viable.

         The cash flow generated by our business in recent years, if continued in the future, appears sufficient to meet cash requirements over the next 12 months, estimated to be $105,000 (based on the next twelve months revenues being consistent with the revenues for six months ended June 30, 2004) consisting of $80,000 in administrative expenses, (assuming such costs remain consistent with costs incurred during six month period ended June 30, 2004) $10,000 for accounting services and $15,000 for legal services (if our president's salary is deferred). In 2003 and 2002, our president received salary payments of approximately $97,000 per annum. For the first six months of 2004, our president's compensation was $30,711, which annualized would be $61,422. If circumstances change significantly and the cash flow proves to be insufficient, provisions for payment are as indicated below.

         Accordingly, total cash requirements for the next twelve months approximate $105,000, exclusive of our president's compensation which will be deferred to the extent that balance of gross profits (after payment of selling, administrative, legal and accounting expenses) are insufficient to pay same. Historically, during calendar years ended December 31, 2003 and December 31, 2002, gross profits were sufficient to pay all costs and expenses (inclusive of our president's salary of approximately $97,000). During the first six months of 2004, gross profits were $9,210 lower than costs and expenses when including our president's compensation of $30,711.

         Based upon these historical facts, sufficient gross profit should exist over the next twelve months to cover fixed costs of $105,000 and all or a portion of our president's salary.

         Most costs associated with performing engagements are incremental or variable in nature and consist of artist fees, framing, and installation costs. It is typical that these vendors not get paid until we are paid by our customer. Therefore, we can perform engagements with very limited resources on hand. Our president bids and supervises engagements.


         CSA does not have any credit facilities or other commitments for debt or equity financing. No assurances can be given that advances when needed will be available. We do not believe that we need funding to undertake our operations at our current level because we do not require any capital costs and our fixed cost level is low., We believe that operations are generating sufficient cash to continue operations for the next 12 months. CSA will pay all costs relating to this offering estimated at $56,108. This amount will be paid as and when necessary and required or otherwise accrued on the books and records of CSA until we are able to pay the full amount due either from revenues or loans from our president. Absent sufficient revenues to pay these amounts within 3 months of the date of this prospectus our president has agreed to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus. If and when loaned, the loan will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when CSA has the financial resources to do so. A formal written arrangement exists with respect to our president's commitment to loan funds as indicated herein, and accordingly, the agreement between CSA, our president and our counsel (filed as Exhibit 10.2) is binding upon all parties.

         Private capital, if sought to increase the level of operations, will be sought from former business associates of our president or private investors referred to us by those business associates. We believe that our current level of operations can be sustained indefinitely based on our current cash flow. In order to grow, we would need financing or to obtain a substantially higher level of engagements. The financing, to have a meaningful impact, would need to be at least $150,000 to permit us to hire another professional and establish a marketing program. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf. If a market for our shares ever develops, of which there can be no assurances, we will use shares to compensate employees/consultants and independent contractors wherever possible.

         From time-to-time our president has advanced the funds necessary for us to meet our limited obligations. These were short-term advances that were interest-free and were not evidenced by any written notes or agreements. No advances were outstanding at either December 31, 2003 or June 30, 2004. Our president is not contractually obligated to make these advances, and there are no assurances that such advances will continue.

         CSA does not have any (i) product research and development that it currently expects to perform; (ii) expected purchase or sale of plant or significant equipment; and (iii) expected significant changes in the number of employees.


Recent Accounting Pronouncements

         No new pronouncement issued by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or the Securities and Exchange Commission is expected to have a material impact on our reported financial position or results of operations.

Critical Accounting Policies

         The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

         Because of our limited level of operations, we have not had to make material assumptions or estimates other than our assumption that we are a going concern. If our business increases, our principal estimates will involve whether engagements in process will be profitable.

Seasonality

         To date, we have not noted seasonality as a major impact on our business.

                                    BUSINESS

         CSA was incorporated in the state of Nevada on April 20, 2004 to be a corporate art-consulting firm succeeding the business of Carla Santia & Associates, an unincorporated business conducted by our founder, since 1998. Our mission from inception in 1998 has been to assist corporate purchasers of art work in identifying, selecting, acquiring and placing fine art in their facilities. Our approach, strategy and services have remained substantially the same throughout our history.

Strategy

         We use the contacts of our founder, Carla Santia, to identify initial clients. Our founder has more than 15 years of experience in providing art consulting and art exhibition management services to corporate and healthcare facilities. Throughout her career, she has worked with the facilities' design teams of corporations, senior executives and boards of directors, together with their outside architects and designers, to assemble a collection of art work or add to an existing collection. Our founder's experience over the past 15 years has provided her with a wide range of contacts in the corporate and healthcare facilities market. We will approach these contacts in order to obtain potential client referrals. Our method of contact will be in person with prearranged appointments.

         Our approach is and will continue to be to focus on large corporations and healthcare facilities in the New England market, and gradually expand our businesses into the mid-Atlantic region based on referrals from our existing base of contacts. Because of this strategy and the fact that we perform only a few engagements a year, a small number of clients comprise substantially all of our revenue each year. We had two customers which accounted for approximately 94% of our sales for the year ended December 31, 2003 (Customer A - 77%; Customer B - 17%). For the six months ended June 30, 2004, three customers comprised 88.4% of our revenue, with such major customers comprising 51.1%, 27.7% and 9.6%, respectively. We expect a similar trend in the foreseeable future. See also "Management's Discussion and Analysis Or Plan Of Operation" section, subheading "Operating Results".

         Some of our founder's existing corporate clients maintain facilities or have subsidiaries throughout the United States. CSA generally is working on two to three projects at any one time. These projects often are repeat engagements from two hospitals and two insurance companies. These engagements generally do not involve contracts and are evidenced by routine purchase orders or oral agreements.

         CSA's target clients are offered a tailored suite of art consulting services based on their individual requirements. These services range from art acquisition for a single project to longer-term engagements under which we offer services in maintaining a rotating art exhibition program. A single project may range from the renovation of an office or department to consulting on the acquisition of art for a new facility. In the acquisition of art for clients, CSA provides the following services:

        o evaluate the physical space to present options and alternatives to the client,

        o consult with the client to make a determination as to the type of art required for the specific locations,

        o develop a budget and acquisition plan based on the client's requirements,

        o assemble a broad sampling of art images for client review to be used in focusing upon specific requirements of the client,

        o        present selected art work to the client for approval,

        o negotiate purchase of the selected art work on behalf of the client,

        o arrange for the framing and delivery of the purchased art to the client's facility, and

        o supervise the hanging and placement of art in the client's facility.

         Our president works with numerous artists who provide the artwork to be used in our engagements. Our success depends on selecting the appropriate artist and art to meet the expectations of our clients. These expectations relate to:

        o        creating a desired atmosphere in the office,

        o        reflecting a desired level of status and prestige, and

        o        meeting the individual tastes of clients.

         If CSA is engaged to maintain a rotating art exhibition, the client will make a commitment of one year or longer during which CSA will be responsible for coordinating, on a quarterly basis, a series of art exhibits. These exhibits would be installed in a designated area of a corporate facility.

         CSA's compensation for its services is largely based on the value of the art which CSA's clients purchase. In some circumstances, including the management of rotating art exhibits, CSA will also receive a retainer. In general, CSA prepares quotations designed to provide it with gross margins of approximately 40%, although no assurances can be given that it will be successful in realizing or maintaining margins at that level.

         CSA is soliciting engagements and has been successful in obtaining new engagements as existing engagements have been completed. A substantial portion of our proposals are made to prospective clients who are referred to us by prior clients or are for repeat engagements or add-ons to existing engagements. Most of our engagements have been short-term in nature. We generally have little or no backlog of engagements that have not been started.


Typical Engagement

         A typical engagement involves:

Meeting with the client - We meet with the client at the client's facility and discuss the client's needs and preferences. Some clients have strong preferences as to colors, brightness, themes and even artists. Most, however, have preferences principally as to color or theme. Professional offices may want a formal or historical theme, while larger companies may prefer modernistic art with bright colors. During our meeting, we obtain an understanding as to preferences and also tour the facility to understand the physical layout for space, windows, brightness and other furniture and fixtures. We also get an understanding of the client's budget for the project.

Planning - Based on our meeting we prepare a plan for the engagement. The plan includes the number and type of art that will be included as well as the placement of that art in the client's facilities. The proposed artwork could consist of paintings, posters, photography and sculpture depending on preferences and budget. Some clients with larger budgets prefer that an artist be commissioned to prepare customized art or that artwork from established artists be acquired from art galleries. Clients with smaller budgets accept artwork from lesser known artists or posters.

Performance - If our proposal is accepted, we commence work on the project. Often, we have to coordinate our efforts with construction or other contractors that are working at the site. During this phase, we visit galleries and artists known to us and select and negotiate the purchase of the artwork that we believe meets the needs of the engagement. The selection process is based on our understanding of the client's needs and preferences. The negotiations are generally oral discussions and may be conducted on the telephone. If the gallery or artist agrees to provide the selected or desired art on terms that are consistent with our engagement, we enter into a verbal agreement which may result in a purchase order. If they do not agree, we visit other artists and galleries and repeat the process. Most engagements do not involve multiple negotiations because we understand the economics and requirements of local artists and galleries. Framing and the physical installation is subcontracted to galleries. We supervise the placement and installation of the art and keep the client apprised of status.

         Most costs associated with performing engagements are incremental or variable in nature and consist of artist fees, framing, and installation costs. The extent of these costs vary widely depending on the needs and budget of the client. It is typical that these vendors not get paid until we are paid by our customer. Therefore, we can perform engagements with very limited resources on hand. Our president bids and supervises engagements.

Management - To date, our engagements have been managed and supervised by our president. The only variable costs associated with the management function have been occasional travel costs. All other costs are fixed to our president's compensation.

Competition

         Competition in our industry is intense and most of our competitors have a far greater number of employees and greater financial resources than do we. Competition comes from a wide variety of art specialists and dealers, many of which have more resources and greater name recognition that do we. We have an insignificant position within the industry.

         We intend to compete based on the reputation and contacts of our founder and the creative and practical approach to services that we offer. Our founder has more than 15 years of experience in providing art consulting services to corporations.

         No assurances can be given that our competitive strategy will be successful.

Employees


         At October 20, 2004 , we had one employee, Carla Santia, who devotes fulltime to us. Various aspects of engagements may be subcontracted to consultants. There are no written contracts.


Property

         We currently operate out of office space located at 32C Hadley Village Road, South Hadley, MA 01075 provided to us by our founder at no cost which serves as our principal address. There is no written lease agreement.

Litigation

         We are not party to any pending, or to our knowledge, threatened litigation of any type.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our management consists of:



Name                      Age                    Title
----                      ---                    -----
Carla L. Santia           55       President, Secretary, CEO, CFO, Chief
                                   Accounting Officer and Chairwoman


Mary E. Lawler            51       Director and Treasurer

Carla L. Santia. - founded our predecessor, Carla Santia & Associates in 1998 and incorporated us in 2004. CSA is a a corporate art consultant in New England, specializing in serving corporate and healthcare clients. Prior to her founding of CSA, Ms. Santia served as an art consultant/project manager for Wilkins Art Consulting from 1987 until 1999. Ms. Santia, who is a director of Davison Arts Management, Inc., received a BA with honors from Wellesley College.

Mary E. Lawler - became Treasurer and a Director in April 2004. For the past 5 years (and the 20 prior to that), she has been a graphic designer, media buyer, copywriter and creative associate for a private advertising agency in Springfield, MA. She also teaches Mixed Media Collage and Lettering Arts at and serves as the president of the board of directors of the Guild Studio School, Easthampton, MA, and conducts workshops throughout the U.S. Ms. Lawler is a graduate of The New England School of Art & Design, Boston, MA.

Possible Potential Conflicts

         No member of management is or will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they have other business interests to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his fiduciary duties to us. Currently we have only one officer and two directors and are in the process of seeking to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed to.

Board of Directors


         All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements, serve at the discretion of the board. Currently, directors receive no compensation for their roles as directors. Our chairwoman is also our president and receives compensation for services rendered to CSA as its president. See "Executive Compensation" section hereinafter.


         Ms. Santia and Ms. Lawler have served as directors of CSA since April 2004 and will continue to serve in such capacity until the annual meeting of CSA's stockholders, anticipated to be held in May 2005. At such meeting, directors will be elected for one year terms. Currently, directors do not receive compensation.

Committees of the Board of Directors

         Concurrent with having sufficient members and resources, the CSA board of directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

         All directors will be reimbursed by CSA for any expenses incurred in attending directors' meetings provided that CSA has the resources to pay these fees. CSA will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Stock Option Plan

         Pursuant to the April 21, 2004 Board of Directors approval and subsequent stockholder approval, CSA adopted our 2004 Non-Statutory Stock Option Plan (the "Plan") whereby we reserved for issuance up to 1,500,000 shares of our common stock. Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as compared to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code. Nonqualified options have two disadvantages compared to incentive stock options. One is that recipients have to report taxable income at the time that they exercise the option to buy stock, and the other is that the income is treated as compensation, which is taxed at higher rates than long-term capital gains. We intend to file a Registration Statement on Form S-8 so as to register those 1,500,000 shares of common stock underlying the options in the Plan once we are eligible to do so which will be after we are subject to the 1934 Act Reporting Requirements and have filed all required reports during the preceding 12 months or such shorter period of time as required.

         No options are outstanding under the Plan.

         As previously indicated, the board of directors, on April 21, 2004, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of CSA and our subsidiaries, if any. The board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates. In addition, the Plan is intended to provide us with maximum flexibility to compensate plan participants. We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The board of directors believes that important advantages to CSA are gained by an option program such as the Plan which includes incentives for motivating our employees, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and the stockholders on the other.

         The principal terms of the Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan, a copy of which has been filed as an exhibit to this Registration Statement.

Summary Description of the Creative Solutions With Art, Inc. 2004 Non-Statutory Stock Option Plan

         The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, CSA and our subsidiaries, if any, with additional incentives by increasing their ownership interest in CSA. Directors, officers and other employees of CSA and our subsidiaries are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by us and consultants, attorneys and advisors to us providing valuable services to us and our subsidiaries. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended. Further, NSO's have two disadvantages compared to ISO's in that recipients of NSOs must report taxable income at the time of NSO option exercise and income from NSO's is treated as compensation which is taxed at higher rates than long-term capital gains.

         Our board of directors or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and (c) if such termination is for cause (as determined by the board of directors and/or compensation committee), such options shall terminate immediately. Unless otherwise determined by the board of directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

         The Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

        a. decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

        b.       extend the NSO period, or

        c. materially increase the benefits accruing to Plan participants, or

        d. materially modify Plan participation eligibility requirements, or

        e.       extend the expiration date of the Plan.

         Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by the board of directors except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.

Executive Compensation

         The following table sets forth, for the last two years, the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of CSA during these periods:

=================================================================================================================================
                                                                                Long Term Compensation
                                          Annual Compensation                      Awards            Payouts
                                                                          Restricted   Securities
                        Year                                Other            Stock     Underlying     LTIP
     Name and          Ended                  Bonus         Annual         Award(s)     Options/     Payouts       All Other
Principal Position     Dec 31    Salary ($)    ($)     Compensation ($)       ($)       SARs (#)       ($)      Compensation ($)

Carla Santia            2003     $ 96,997       -             -                -          -             -              -
   President            2002     $ 97,242       -             -                -          -             -              -
==================================================================================================================================

         We currently have no formal written salary arrangement with our president. There were no written arrangements or any compensation paid to officers or directors other than as set forth above.


                             PRINCIPAL SHAREHOLDERS


         As of October 20, 2004, we had 6,000,000 shares of common stock outstanding which are held by 38 shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of October 20, 2004; of all directors and executive officers of CSA; and of our directors and officers as a group.

Name and Address of         Number of Shares
Beneficial Owner 5        Beneficially Owned 6         Percent of Class
-------------------       --------------------         ----------------

Carla Santia                    5,633,000                   93.88%

Mary E. Lawler                     60,000                    1.00%

Officers and Directors
as  a group ( 2 members)        5,693,000                   94.88%

------------------------
5   The address for each person is 32C Hadley Village Road, South Hadley, MA
01075.
6   Unless otherwise indicated, CSA believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

                              CERTAIN TRANSACTIONS

         We have always operated out of office space located at 32C Hadley Village Road, South Hadley, MA 01075 provided to us by our president at no cost which serves as our principal address. There is no written lease agreement.

         The sole promoters of CSA are our President, Carla L. Santia, and a Director, Mary E. Lawler.

         From time to time, Ms. Santia made short-term interest-free advances to us. No amounts were outstanding at December 31, 2002 or 2003 or June 30, 2004. During 2003 and 2002 and the six months ended June 30, 2004, loans amounted to $11,900, $9,560 and $22,118, respectively, all of which ahve been fully repaid.

         Upon incorporation in April 2004, the Company issued 5,633,000 shares to our president, Carla L. Santia and 60,000 shares to Mary E. Lawler, our Treasurer and a Director, all valued at $.001 per share and all in exchange for the business of Carla Santia & Associates.

                          DESCRIPTION OF CAPITAL STOCK

Introduction

         CSA is authorized to issue 24,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

         CSA's certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by its board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

     Among other rights, our board of directors may determine, without further vote or action by our stockholders:

        o     the number of shares and the designation of the series;

        o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

        o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

        o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

        o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

        o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

         We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock


         There are 6,000,000 shares of common stock issued and outstanding at October 20, 2004 held by 38 shareholders. The holders of CSA's common stock:


        o have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

        o are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

        o do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

        o are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Authorized but Un-issued Capital Stock

         Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

         One of the effects of the existence of unissued and unreserved common stock may be to enable the board of directors of CSA to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of CSA by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

No Preemptive Rights

         No holder of any class of stock of CSA has any preemptive right to subscribe to any securities of CSA of any kind or class.

Shareholder Matters

         As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation. Transfer Agent

           The Transfer Agent for our common stock is Continental Stock Transfer and Trust Company, 18 Battery Place, New York, New York 10004, telephone number 212-845-3212.


                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares at various times in one or more of the following transactions:

        o        on any market that might develop;

        o        in transactions other than market transactions;

        o        by pledge to secure debts or other obligations;

        o (if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        o 7 purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

        o        in a combination of any of the above.

------------------------
7    If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares in Creative Solutions with Art, Inc. to a broker-dealer as principal and the broker-dealer is acting as underwriter, Creative Solutions with Art, Inc. will file a post-effective amendment to this registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in this registration statement as required and filing the agreement as an exhibit to this registration statement.

         Selling stockholders will sell at a fixed price of $.01 per share until our common shares are quoted on the Over- the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

         The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers.

         Affiliates and/or promoters of CSA who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

         We will pay all expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

         This offering will terminate on the earlier of:

        a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

        b) the date on which all shares offered by this prospectus have been sold by the selling stockholders.

Limitations Imposed by Regulation M

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this Prospectus or any related prospectus supplement.

Penny Stock Restrictions

         Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets which is commonly referred to as the OTCBB. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

         SEC Rule 15g-9 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

        o the basis on which the broker or dealer made the suitability determination, and

        o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gary B. Wolff, P.C., 805 Third Avenue, New York, New York 10022. Gary B. Wolff, president and sole stockholder of Gary B. Wolff, P.C., owns 60,000 shares of our common stock.


                                     EXPERTS

         The financial statements of Carla Santia & Associates, the predecessor to Creative Solutions With Art, Inc., as of December 31, 2003 and the two years ended December 31, 2003 and 2002, included in this prospectus have been audited by independent registered accountants and have been so included in reliance upon the report of Sherb & Co, LLP given on the authority of such firm as experts in accounting and auditing.

                          UNAUDITED INTERIM STATEMENTS

         The information for the interim periods ended June 30, 2004 and 2003 is unaudited; however, it includes all adjustments considered necessary for a fair presentation of our financial condition and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

         As of the date of this prospectus, CSA became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N. W., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

         You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Creative Solutions With Art, Inc.
32C Hadley Village Road
South Hadley, MA 01075
413-532-4838

                        CREATIVE SOLUTIONS WITH ART, INC.

                           FINANCIAL STATEMENTS INDEX




   Report of Independent Registered Public Accounting Firm..................F-1

   Balance Sheet............................................................F-2

   Statements of Operations.................................................F-3

   Statement of Stockholders' Equity........................................F-4

   Statements of Cash Flows.................................................F-5

   Notes to the Financial Statements............................F-6 through F-11

   Unaudited Interim Statements................................F-12 through F-15

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Creative Solutions With Art, Inc.
South Hadley, MA

We have audited the accompanying balance sheet of Creative Solutions With Art, Inc. as of December 31, 2003 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Creative Solutions With Art, Inc., as of December 31, 2003 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

                                                        Sherb & Co., LLP

July 15, 2004
New York, NY

                        CREATIVE SOLUTIONS WITH ART, INC.

                                  Balance Sheet
                                December 31, 2003


                                     ASSETS

CURRENT ASSETS:
 Prepaid expenses                                            $ 21,230
                                                              -------
Total Current Assets                                           21,230
                                                              -------
TOTAL ASSETS                                                 $ 21,230
                                                              =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accrued expenses                                            $   -
                                                              -------
Total Current Liabilities                                        -
                                                              -------

STOCKHOLDERS' EQUITY:
 Preferred stock at $0.001 par value; 1,000,000
  shares authorized, -0- outstanding                             -
 Common stock at $0.001 par value; authorized
  24,000,000 shares; 5,693,000 shares issued
  and outstanding                                               5,693
 Additional paid-in capital                                    (5,693)
 Retained earnings                                             21,230
                                                              -------
Stockholders' equity                                           21,230
                                                              -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 21,230
                                                              =======


   The accompanying notes are an integral part of these financial statements.

                        CREATIVE SOLUTIONS WITH ART, INC.

                            Statements of Operations
                  For the Years Ended December 31 2003 and 2002





                                                    2003            2002
                                                  ---------       --------
Revenue                                           $ 448,785      $ 277,086
Cost of revenue                                     288,048        157,231
                                                   --------       --------
Gross Profit                                        160,737        119,855
                                                   --------       --------

Costs and Expenses:
 Selling and administrative                          42,510         22,613
 Compensation                                        96,997         97,242
                                                   --------       --------
Total                                               139,507        119,855
                                                   --------       --------
Net Income                                        $  21,230      $    -
                                                   ========       ========

Pro Forma:
 Income                                           $  21,230      $    -
 Pro forma income tax                                 8,067           -
                                                   --------       --------
Pro forma net income                              $  13,163      $    -
                                                   ========       ========

Basic and diluted income per share                $     .00      $     .00
                                                   ========       ========
Weighted average number of common shares
 outstanding                                      6,000,000      6,000,000
                                                  =========      =========






   The accompanying notes are an integral part of these financial statements.

                        CREATIVE SOLUTIONS WITH ART, INC.
                        Statement of Stockholders' Equity



                                                   Additional
                                 Common              Paid-in      Retained
                                 Shares    Amount    Capital      Earnings
                                --------- -------  ----------     --------
Common stock issued for
 acquisition of Carla Santia &
 Associates at $0.001 per share
 on April 20, 2004               5,693,000  $ 5,693   $  (5,693)    $   -

Net income - 2002                    -          -          -            -
                                 --------    ------    -------      --------
Balance, December 31, 2002       5,693,000    5,693      (5,693)        -

Net income - 2003                    -          -          -          21,230
                                 --------    ------    -------      --------

Balance, December 31, 2003       5,693,000  $ 5,693   $  (5,693)    $ 21,230
                                 =========   =======    =======      ========






   The accompanying notes are an integral part of these financial statements.

                        CREATIVE SOLUTIONS WITH ART, INC.
                            Statements of Cash Flows
                  For the Years Ended December 31 2003 and 2002



                                                    2003            2002
                                                  ---------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                        $  21,230      $    -
Increase in prepaid expenses                        (21,230)          -
                                                   --------       --------
Net Cash Provided  by Operating Activities             -              -
                                                   --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES                   -              -
                                                   --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from president                                 11,900          9,560
Repayment of loans from president                   (11,900)        (9,560)
                                                   --------       --------
Net Cash Provided  by Financing Activities             -              -
                                                   --------       --------

INCREASE  IN CASH AND CASH EQUIVALENTS:                -              -

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                             -              -
                                                   --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $    -         $    -
                                                   ========       ========

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:

Cash Paid For:

 Interest                                         $    -         $    -
                                                   ========       ========
 Income taxes                                     $    -         $    -
                                                   ========       ========

   The accompanying notes are an integral part of these financial statements.

                        CREATIVE SOLUTIONS WITH ART, INC.
                        Notes to the Financial Statements
                           December 31, 2003 and 2002


NOTE 1 -        ORGANIZATION

                Creative Solutions With Art, Inc. (the "Company") was incorporated under the laws of the State of Nevada on April 20, 2004 to succeed Carla Santia & Associates, an unincorporated entity controlled and operated by the founder of the Company since 1998. The Company's mission is to assist corporate purchasers of art work in identifying, selecting, acquiring for and placing fine art in their facilities.

                 The acquisition of Carla Santia & Associates ("Associates") by Creative Solutions With Art, Inc. ("CSA") has been accounted for as a recapitalization of Associates for financial accounting purposes. Since CSA had no operations prior to the recapitalization, the financial statements of Associates and CSA are being combined for the period from January 1, 2002 through December 31, 2003 with retroactive effect being given to the issuance of the common stock.

NOTE 2 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                a.  Accounting Method

                The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a calendar year end.

                b.  Provision for Taxes

                The Company will account for income taxes using the asset and liability method. Under this method, income taxes are provided for amounts currently payable and for amounts deferred as tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed will be in effect when the differences reverse.

                The operating results prior to April 20, 2004 related to Carla Santia & Associates and were included in the tax return of the Company's founder. The pro forma taxes are being calculated at the statutory rate of 38%.

                The pro forma amounts included on the accompanying Statements of Operations reflect the provision for income tax which would have been recorded if the Company had been incorporated as of the beginning of the first date presented.

                c.  Cash Equivalents

                The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                d.  Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                e.  Basic Income Per Common Share

                Basic income per common share has been calculated based on the weighted average number of shares outstanding assuming that the Company incorporated as of the beginning of the first period presented.

                f.  Impact Of New Accounting Standards

                In December 2003, the FASB revised SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," ("SFAS No. 132") establishing additional annual disclosures about plan assets, investment strategy, measurement date, plan obligations and cash flows.

                In addition, the revised standard established interim disclosure requirements related to the net periodic benefit cost recognized and contributions paid or expected to be paid during the current fiscal year. The new annual disclosures are effective for financial statements with fiscal years ending after December 15, 2003 and the interim- period disclosures are effective for interim periods beginning after December 15, 2003. The Company will adopt the annual disclosures for its fiscal year ending December 31, 2004 and the interim disclosures for its fiscal quarter ending March 31, 2004. The adoption of the revised SFAS No. 132 will have no impact on the Company's results of operation or financial condition.

                In March 2004, the Financial Accounting Standards Board published an Exposure Draft Share-Based Payment, an Amendment of FASB Statements No. 123 and 95. The proposed change in accounting would replace existing requirements under SFAS 123, Accounting for Stock-Based Compensation, and APB Opinion No 25, Accounting for Stock Issued to Employees. Under this proposal, all forms of share-based payments to employees, including employee stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award would generally be measured at fair value at the grant date. Current accounting guidance requires that the expense relating to so-called fixed plan employee stock options only be disclosed in the footnotes to the financial statements. The comment period for the exposure draft ends June 30, 2004.

                g.   Revenue Recognition

                The Company recognizes revenue on engagements on a completed contract basis. Engagements are generally fixed fee and are completed in less than one year. To date no engagement has been accounted for on other than at the completion of work. If it appears that a loss will be incurred on an engagement in progress, such loss is accrued when identified.

                To date the Company has never incurred a bad debt, and has not recorded an allowance for bad debts

                h.   Stock Options and Warrants

                As permitted by Statement of Financial Accounting Standards No. 123 Accounting for Stock based Compensation ("SFAS No. 123"), the Company has elected to measure and record compensation cost relative to employee stock option and warrant costs in accordance with Accounting Principles Board (`APB") Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations and will make pro forma disclosures of net income and earnings per share as if the fair value method of valuing stock options and warrants had been applied. Under APB Opinion 25. compensation cost is recognized for stock options and warrants granted to employees when the option or warrant price is less than the market price of the underlying common stock on the date of grant. In addition, the Company will provide pro forma disclosure of stock-based compensation, as measured under the fair value requirements of SFAS No. 123, Accounting for Stock-Based Compensation. These pro forma disclosures will be provided as required under SFAS No 148, Accounting for Stock-Based Compensation--Transition and Disclosure.

                Options and warrants issued to individuals other than employees or directors will be accounted for in accordance with SFAS No.123 which requires recognition of compensation expense for grants of stock, stock options, and other equity instruments over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.

NOTE 3 -        STOCKHOLDERS' EQUITY

         On April 20, 2004, the Board of Directors of the Company issued 5,693,000 shares of common stock for the acquisition of Carla Santia & Associates valued at $.001 per share ($5,693).

Preferred Stock

         Our board of directors may determine, without further vote or action by our stockholders:

         o        the number of shares and the designation of the series;

         o whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

         o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

         o whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

         o whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

         o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.


         The Company has no shares of preferred stock issued or outstanding.

Common Stock

         The holders of the Company's common stock:

         o Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

         o Are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

         o Do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

         o Are entitled to one noncumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Stock Option Plan

         Pursuant to a April 21, 2004 Board of Directors approval and subsequent stockholder approval, the Company adopted its 2004 Non-Statutory Stock Option Plan (the "Plan") whereby it reserved for issuance up to 1,500,000 shares of its common stock. The purpose of the Plan is to provide directors, officers and employees of, consultants, attorneys and advisors to the Company and its subsidiaries with additional incentives by increasing their ownership interest in the Company. Directors, officers and other employees of the Company and its subsidiaries are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by the Company and consultants, attorneys and advisors to the Company providing valuable services to the Company and its subsidiaries. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to the Company and/or its subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended.

         The Board of Directors of the Company or a Compensation Committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and
(c) if such termination is for cause (as determined by the Board of Directors and/or Compensation Committee), such options shall terminate immediately. Unless otherwise determined by the Board of Directors or Compensation Committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

         The Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would (a) increase the total number of shares reserved for the purposes of the Plan or decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan or (b) extend the NSO period or (c) materially increase the benefits accruing to Plan participants or (d) materially modify Plan participation eligibility requirements or (e) extend the expiration date of the Plan. Unless otherwise indicated the Plan will remain in effect until terminated by the Board of Directors.

         There are no options outstanding under the Plan as of April 30, 2004.

NOTE 4 -        CONCENTRATION OF RISK

         The Company's has two customers who accounted for approximately 94% of the sales for the year ended December 31, 2003 (Customer A - 77%; Customer B - 17%) and 86% of the sales for the year ended December 31, 2002. (Customer A - 59%; Customer B - 27%).

NOTE 5 -        RELATED PARTY TRANSACTIONS

        From time to time, the Company's president made short-term interest-free advances to the Company. No amounts were outstanding at December 31, 2003. During 2003 and 2002, loans amounted to $11,900 and $9,560, respectively, all of which have been fully repaid.

NOTE 6 -        SUBSEQUENT EVENTS

         On April 20, 2004, the Company sold 307,000 shares of its common stock at $0.001 per share for $307.

                        CREATIVE SOLUTIONS WITH ART, INC.
                                 Balance Sheet
                                  June 30, 2004
                                   (Unaudited)


                                     ASSETS

CURRENT ASSETS:
 Cash                                                        $  1,513
 Accounts receivable                                           25,890
                                                              -------
Total Current Assets                                           27,403
                                                              -------
TOTAL ASSETS                                                 $ 27,403
                                                              =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                       $ 15,076
                                                              -------
Total Current Liabilities                                      15,076
                                                              -------

STOCKHOLDERS' EQUITY:
 Preferred stock at $0.001 par value; 1,000,000
  shares authorized, -0- outstanding                             -
 Common stock at $0.001 par value; authorized
  24,000,000 shares; 6,000,000 shares issued
  and outstanding                                               6,000
 Additional paid-in capital                                    (5,693)
 Retained earnings                                             12,020
                                                              -------
Stockholders' equity                                           12,327
                                                              -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 27,403
                                                              =======



   The accompanying notes are an integral part of these financial statements.

                        CREATIVE SOLUTIONS WITH ART, INC.
                            Statements of Operations
                 For the Six Months Ended June 30 2004 and 2003
                                   (unaudited)

                                                    2004            2003
                                                  ---------       --------
Revenue                                           $ 160,348      $  71,212
Cost of revenue                                      98,843         46,514
                                                   --------       --------
Gross Profit                                         61,505         24,698
                                                   --------       --------

Costs and Expenses:
 Selling and administrativ                           40,004         12,063
 Compensation                                        30,711          9,880
                                                   --------       --------
Total                                                70,715         21,943
                                                   --------       --------
Net Income (Loss)                                 $  (9,210)     $   2,755
                                                   ========       ========

Pro Forma:
 Income (loss)                                    $  (9,210)     $   2,755
 Pro forma income tax                                  -             1,047
                                                   --------       --------
Pro forma net income (loss)                       $  (9,210)     $   1,708
                                                   ========       ========

Basic and diluted loss per share                  $    (.00)     $     .00
                                                   ========       ========
Weighted average number of common shares
 outstanding                                      6,000,000       6,000,000
                                                  =========       =========




   The accompanying notes are an integral part of these financial statements.

                            Statements of Cash Flows
                 For the Six Months Ended June 30 2004 and 2003

                                                    2004            2003
                                                  ---------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                 $  (9,210)     $   2,755
Decrease (increase) in net operating assets          10,416         (2,755)
                                                   --------       --------
Net Cash Used by Operating Activities                 1,206           -
                                                   --------       --------

Net Cash Provided by Investing Activities              -              -
                                                   --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common shares                                   307           -
Loans from president                                 22,118          4,750
Repayment of loans from president                   (22,118)        (4,750)
                                                   --------       --------
Net Cash Provided by Financing Activities               307           -
                                                   --------       --------

INCREASE  IN CASH AND CASH EQUIVALENTS:               1,513           -

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                             -               -
                                                   --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $   1,513      $     -
                                                   ========       ========


SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:

Cash Paid For:

 Interest                                         $    -         $    -
                                                   ========       ========
 Income taxes                                     $    -         $    -
                                                   ========       ========

   The accompanying notes are an integral part of these financial statements.

                           CARLA SANTIA & ASSOCIATES.
             (the predecessor to Creative Solutions With Art, Inc..
                        Notes to the Financial Statements
                                  June 30, 2004
                                   (unaudited)


NOTE 1 -        BASIS OF PRESENTATION

The accompanying interim condensed financial statements for the six-month periods ended June 30, 2004 and 2003 are unaudited and include all adjustments considered necessary by Management for a fair presentation. The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year. These condensed financial statements should be read in conjunction with the information filed as part of the Company's Registration Statement on Form SB-2, of which this Prospectus is a part.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates

NOTE 2 -      MAJOR CUSTOMERS

         A substantial portion of the Company's revenue is realized from a small number of customers. For the six months ended June 30, 2004, three customers comprised 88.4% of our revenue, with such major customers comprising 51.1%, 27.7% and 9.6%, respectively. For the six months ended June 30, 2003, two customers comprised 88.5% of its revenues, with such major customers comprising 78.8% and 9.7%, respectively. These latter two clients were the same clients who comprised 51.1% and 27.7% of our revenues for the six months ended June 30, 2004.

        The two major customers comprise 55% and 48%, respectively, of accounts receivable at June 30, 2004.

NOTE 3 -      COMMON STOCK

         On April 20, 2004, the Company sold 307,000 shares of its common stock at $0.001 per share for $307.

NOTE 4 -      RELATED PARTY TRANSACTIONS

        From time to time, the Company's president made short-term interest-free advances to the Company. No amounts were outstanding at June 30, 2004. During the six months ended June 30, 2004 and 2003, loans amounted to $22,118 and $4,750, respectively, all of which have been fully repaid.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

         The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

         Until ________ , 2005 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

900,300 Shares
Creative Solutions With Art, Inc.
Common Stock
PROSPECTUS
October __ , 2004

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................3

HIGH RISK FACTORS.........................................................3

USE OF PROCEEDS...........................................................9

SELLING STOCKHOLDERS......................................................9

DETERMINATION OF OFFERING PRICE..........................................11

DIVIDEND POLICY..........................................................11

MARKET FOR SECURITIES....................................................11

SUMMARY FINANCIAL DATA...................................................12

NOTE REGARDING FORWARD-LOOKING STATEMENTS................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................13

BUSINESS.................................................................18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.............21

PRINCIPAL SHAREHOLDERS...................................................25

CERTAIN TRANSACTIONS.....................................................26

DESCRIPTION OF CAPITAL STOCK.............................................27

PLAN OF DISTRIBUTION.....................................................29

LEGAL MATTERS............................................................32

EXPERTS..................................................................32

UNAUDITED INTERIM STATEMENTS.............................................32

WHERE YOU CAN FIND MORE INFORMATION......................................32

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has a provision in Certificate of Incorporation providing for indemnification of its officers and directors as follows.


                  The corporation shall indemnify all directors, officers,
              employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.751 or any other law then in effect or as it may hereafter be amended.

                  The corporation shall indemnify each present and future
              director, officer, employee, or agent of the corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed, or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including but not limited to attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding if and only if the director or officer undertakes to repay said expenses to the corporation if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

                  The indemnification and advancement of expenses may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's of officer's acts or omission involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:


          SEC Registration fee                             $     7.60
          NASD Filing Fee                                      100.00
          *Accounting fees and expenses                      3,500.00
          *Legal fees and expenses                          45,000.00
          *Transfer Agent fees                               2,500.00
          *Blue Sky fees and expenses                        3,500.00
          *Miscellaneous expenses                            1,500.00
                                                            ---------

          Total                                            $56,107.60
                                                            ==========

     *Indicates expenses that have been estimated for filing purposes.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the three years preceding the filing of this Form SB-2, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs:

         On April 20, 2004, 6,000,000 shares of common stock were issued to 38 individuals. Five Million Six Hundred Thirty Three Thousand (5,633,000) shares were issued to the Company's President and Sixty Thousand (60,000) shares were issued to a Director. These 5,693,000 shares were issued at $.001 per share for acquisition of Carla Santia & Associates. An additional 307,000 shares were issued to 36 additional shareholders at $.001 per share for $307 in cash. These stockholders had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant's documents and records in order to verify the information provided. Each of these 36 shareholders who was not an accredited investor either alone or with his purchaser representative(s), if any, represented that he had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of "sophisticated" investor as defined in Regulation D and CSA has made a determination that each of such investors are "sophisticated investors". Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with CSA. No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant. No underwriter participated in the foregoing transaction, and no underwriting discounts or commissions were paid to anyone nor was there any general solicitation or general advertising undertaken.

         The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended as well as upon Rule 506 of Regulation D under the Securities Act of `33.

ITEM 27. EXHIBITS.

      *3.1      Articles of Incorporation
      *3.2      By-Laws
       3.2a Amended By-Laws
      *4.1      Specimen of Certificate of Common Stock
      *5.1      Opinion of Gary B. Wolff, P.C.
     **5.1a.    Opinion of Gary B. Wolff, P.C.
       5.1b.    Opinion of Gary B. Wolff, P.C.
     *10.1      2004 Non-Statutory Stock Option Plan
      10.2      Agreement between CSA, its president and its counsel
     *23.1      Consent of Sherb & Co., LLP
    **23.1a.    Consent of Sherb & Co., LLP
      23.1b.    Consent of Sherb & Co., LLP
     *23.2      Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1)
    **23.2a.    Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1a)
      23.2b.    Consent of Gary B. Wolff, P.C. (included in Exhibit 5.1b)

*  Filed with initial Registration Statement
** Filed with First Amendment

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28. UNDERTAKINGS.

         The Registrant undertakes:

1        Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1        To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (iii) Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iv) Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Hadley, MA on the 26th day of October 2004.


                                           Creative Solutions With Art, Inc.


                                       /s/ Carla Santia
                                           ---------------------------------
                                       By: Carla Santia, President, Secretary,
                                           Principal Executive Officer,
                                           Principal Financial Officer, and
                                           Principal Accounting Officer
                                           and Chairwoman



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature(s)                       Title(s)                         Date
------------                       --------                         ----

/s/ Carla Santia
-------------------
By: Carla Santia,            President, Secretary,             October 26, 2004
                             Principal Executive Officer,
                             Principal Financial Officer, and
                             Principal Accounting Officer
                             and Chairwoman

/s/ Mary E. Lawler
-------------------
By: Mary E. Lawler           Treasurer and Director            October 26, 2004